Exhibit 99.1
clickNsettle.com, Inc. Closes Sale of 51% of the Company to Investor Group Led by Dr. Phillip Frost
MIAMI, FL — March 18, 2008 — clickNsettle.com, Inc. (CKST.OTC.BB) today announced that it closed a Stock Purchase Agreement with a small group of investors, led by Dr. Phillip Frost.
In accordance with the agreement, on March 13, 2008, clickNsettle.com, Inc. implemented a one-for-ten reverse stock split and amended its Certificate of Incorporation to increase the aggregate number of shares of all classes of capital stock that it may issue. As a result of the reverse stock split, as of March 13, 2008, the trading symbol for the Company’s shares on the Over-the-Counter Bulletin Board (OTCBB) changed to “CKST” and the CUSIP number for shares changed to 18682E304. Stockholders of record on March 13, 2008 will receive a transmittal letter from the Company’s transfer agent indicating how they can exchange their current pre-reverse stock split share certificates for new post-reverse stock split share certificates.
Pursuant to the agreement, the Company sold to the investor group an aggregate of 5,762,448 post-reverse split unregistered shares, or approximately 51% of the post-reverse split outstanding shares on a fully-diluted basis. The aggregate purchase price for the shares was $1,338,100, an amount equal to approximately net cash and cash equivalents of the Company on the closing date after deducting liabilities and costs, including costs and expenses of this transaction.
Dr. Frost is the Chairman and Chief Executive Officer of Opko Health, Inc., a specialty healthcare company focused on the treatment, diagnosis and prevention of ophthalmic diseases. Previously, Dr. Frost founded IVAX Corporation and served as its Chairman of the Board of Directors and Chief Executive Officer from 1987 until its sale to Teva Pharmaceuticals Industries Ltd., in January 2006. Dr. Frost has served as Vice Chairman of the Board of Directors of Teva since the completion of the acquisition of IVAX.
About clickNsettle.com, Inc.:
clickNsettle.com, Inc. is a “shell company” with no operating assets or business. The Company provided alternative dispute resolution services until the sale of its operating business in 2005. Since 2005 the Company has not had an operating business. The Company’s plan of business is to identify and evaluate a merger or other business combination with an operating company. No assurance can be given as to when or if the Company will be successful in doing so.
Forward Looking Statements:
This release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA). Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by clickNsettle.com may not proceed as contemplated, and by all other matters specified in clickNsettle.com’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. clickNsettle.com does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in clickNsettle.com’s filings with the Securities and Exchange Commission, including its most recent periodic report. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.
Contact:
clickNsettle.com, Inc.
Glenn L. Halpryn, Chairman and Chief Executive Officer
305-573-4112